Exhibit 10.2

ASSET PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

PETERSEN-DEAN, INC., BEACHHEAD ROOFING & SUPPLY, INC., CALIFORNIA
EQUIPMENT LEASING ASSOCIATION, INC., SOLAR 4 AMERICA, INC., FENCES 4
AMERICA, INC., JAMES PETERSEN INDUSTRIES, INC., PD SOLAR, INC., SONOMA
ROOFING SERVICES, INC., PETERSEN ROOFING AND SOLAR LLC,
PETERSENDEAN TEXAS, INC., RED ROSE, INC., ROOFS 4 AMERICA, INC., TRI-
VALLEY SUPPLY, INC., PETERSENDEAN ROOFING AND SOLAR SYSTEMS, INC.,
AND TD VENTURE FUND, LLC

COLLECTIVELY, “DEBTORS”
AND
SOLARJUICE AMERICAN, INC.,
(A WHOLLY-OWNED SUBSIDIARY OF SPI ENERGY CO., LTD.), OR ITS ASSIGNEE
“BUYER”

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (“Agreement”)is dated February 5, 2021, for purposes of reference only, and is entered into by and between PETERSEN-DEAN, INC., BEACHHEAD ROOFING & SUPPLY, INC., CALIFORNIA EQUIPMENT LEASING ASSOCIATION, INC., SOLAR 4 AMERICA, INC., FENCES 4 AMERICA, INC., JAMES PETERSEN INDUSTRIES, INC., PD SOLAR, INC., SONOMA ROOFING SERVICES, INC., PETERSEN ROOFING AND SOLAR, LLC, PETERSENDEAN TEXAS, INC., RED ROSE, INC., ROOFS 4 AMERICA, INC., TRI-VALLEY SUPPLY, INC., PETERSEN DEAN ROOFING AND SOLAR SYSTEMS, INC., TD VENTURE FUND, LLC (collectively the “Debtors”) on the one hand, and SOLARJUICE AMERICAN, INC. or its assignee (“Buyer”) on the other hand. Debtors and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Debtors are the owner and operator of a national electric solar installation, battery installation, roofing, and re-roofing business with operations in California, Nevada, Texas, Colorado, and Florida (the “Business”), which includes commercial and consumer divisions (respectively the “Commercial Business” and “Consumer Business”); and

WHEREAS, on June 11, 2020 (the “Petition Date”), Debtors filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) in bankruptcy cases which are jointly administered under the lead case of Red Rose, Inc. identified as Case No. 20-12814-mkn (herein referred to collectively as the “Bankruptcy Case”); and

WHEREAS, Debtors continue to operate the Business following the Petition Date as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code; and obtained a debtor-in-possession factoring facility from LS DE LLC and LSQ Funding Group, L.C. (collectively, the “DIP Factor”) secured by the DIP Liens (as defined herein); and

WHEREAS, on October 19, 2020, Debtors filed in the Bankruptcy Case a Motion for Order Pursuant to Sections 105(a), 363, 365, 503 and 507 of the Bankruptcy Code and Rules 2002, 6004, 6006, 9007, 9008 and 9014 of the Federal Rules of Bankruptcy Procedure Approving and Authorizing: (A) Bidding Procedures in Connection With the Sale of Substantially All of the Debtors’ Assets to the Stalking Horse Bidder; (B) Form and Manner of Notice of the Sale Hearing;

(C)  Sale of Substantially All of the Debtors’ Assets Free and Clear of Liens Claims, Encumbrances, and Other Interests, Except the DIP Factoring and as Provided in the Stalking Horse Agreement;

(D) Purchase Agreement Relating Thereto; (E) Assumption and Assignment of Certain of the Debtors’ Executory Contracts and Unexpired Leases Related Thereto; and (F) Related Relief [appearing as ECF No. 1172 in the Bankruptcy Case] (the “Sale Motion”); and on November 10, 2020, the Bankruptcy Court entered its Amended Order Pursuant to Sections 105(a), 363, 365, 503 and 507 of the Bankruptcy Code and Rules 2002, 6004, 6006, 9007, 9008 and 9014 of the Federal Rules of Bankruptcy Procedure Approving and Authorizing: (A) Bidding Procedures in Connection With the Sale of Substantially All of the Debtors’ Assets; (B) Form and Manner of Notice of the Sale Hearing; and (C) Related Relief [entered as ECF No. 1298 in the Bankruptcy Case] (the “Bid Procedures Order”); and

WHEREAS, under the Bid Procedures Order, the Bankruptcy Court approved Bidding Procedures governing the sale of the Debtors’ Business and permitting the sale of Commercial Business and Consumer Business separately or together; and

WHEREAS, in accordance with the Bid Procedures Order, Debtors held an auction to sell the Consumer Business’s assets on December 14, 2020, Buyer was the successful bidder at the auction with a bid of $875,000.00, and the Bankruptcy Court entered an Order Approving Sale of Substantially All of the Debtors’ Consumer Division Assets to SPI Energy Co., Ltd. (or Its Designee) [entered as ECF No. 1532 in the Bankruptcy Case] on December 28, 2020 (“Consumer Business Sale Order”); and

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WHEREAS, Debtors held an auction to sell substantially all the Commercial Business’s assets on December 21, 2020 (the “Auction Date”); and Buyer was the successful bidder, with a cash bid of $7,850,000.00 (“Cash Bid”) along with a full, or partial, assumption of the DIP factoring facility and DIP Liens (collectively the “Successful Bid”); and

WHEREAS, the Parties desire to consummate Debtors’ sale and Buyer’s purchase of the Commercial Business assets and other assets of the Business (the “Subject Assets”) on certain terms and conditions subject to the approval of the Bankruptcy Court and its entry of the Sale Order (as defined herein) approving such sale free and clear of any interest in such property (except for the DIP Liens, all as more specifically provided for in this Agreement, and in accordance with Sections 105, 363, and 365 of the Bankruptcy Code and other applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Bidding Procedures Order; and

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION AND INTERPRETATION

Section 1.1 Definitions. The capitalized words, terms, and phrases used in this Agreement, including in the preamble and the recitals hereto, shall have the meanings ascribed to such words, terms, and phrases in the “Glossary of Defined Terms” attached to this Agreement as APPENDIX A.

Section 1.2 Construction and Interpretation. Unless the context of this Agreement requires otherwise: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the words “hereof,” “herein,” “hereby,” “hereto,” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit, Schedule, Appendix, or any other subdivision of this Agreement; (d) references to “Article,” “Section,” “Exhibit,” “Schedule,” or “Appendix” are to the Articles, Sections, Exhibits, Schedules, and Appendices, respectively, of this Agreement; (e) the words “include” or “including” shall be deemed to be followed by the phrases “without limitation” or “but not limited to” whether or not such words are followed by such phrases or phrases of like import; (f) references to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified, or supplemented time-to-time and shall include a reference to any document which amends, modifies, or supplements it; and (g) titles for captions of Sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe, or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof. Each of the Schedules, Exhibits, and Appendices referred to in this Agreement is expressly made a part hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, Exhibits, or Appendices, the statements in the body of this Agreement will control. Whenever any provision of this Agreement refers to any Person’s right to consent to or be satisfied with any action, such consent or satisfaction shall be in the Person’s sole and absolute discretion, unless the provision granting such Person the right to consent or be satisfied limits the Person’s consent or satisfaction right in some other manner. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 1.3 Draft & Finalized Schedules. The Parties agree that with the exception Schedule 1.3(a), the Schedules attached to this Agreement upon execution and delivery may be in draft form, and subject to change with Buyer’s, Debtors’ and DIP Factor’s approval prior to the Bankruptcy Court’s hearing on the 363 Motion (as defined herein).

ARTICLE II

SALE AND PURCHASE OF THE SUBJECT ASSETS

Section 2.1 Sale and Purchase of the Subject Assets. Pursuant to the Sale Order (as defined herein) and subject to the terms and conditions of this Agreement, Debtors shall sell, transfer, assign, and convey to Buyer free and clear of any and all claims, right, title, interest or encumbrances (except for the DIP Liens), and Buyer shall, as of the Closing Date, acquire and purchase, free and clear of any and all right, title, interest or encumbrances (except for the DIP Liens), all of Debtors’ right, title, and interest in and to the Subject Assets, which consist of all the Business’s assets, except for the assets specifically identified in Section 2.2 hereof (the “Excluded Assets”). The Subject Assets shall include, but shall not be limited to, the following:

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(a)           all equipment, machinery, parts, tools, appliances, furniture, trade fixtures, signs and signage, motor vehicles, maintenance vehicles, trailers, office equipment, information technology equipment, computers, phone systems, and all other personal property assets of Debtors used for or in the operation of the Business (collectively, the “Equipment”), including without limitation, those items more specifically listed on Schedule 2.1(a) hereto and incorporated herein by this reference, together with any replacements or additions to the Equipment made prior to the Closing;

(b)           all inventories and supplies owned by Debtors and used in connection with the operation of the Business (collectively, the “Supplies” and, together with the Equipment, the “Personal Property”), including without limitation, those items more specifically listed on Schedule 2.1(b) hereto and incorporated herein by this reference, together with any replacements or additions to the Supplies made prior to the Closing, but excluding inventory disposed of in the ordinary course of Debtors’ Business prior to the Closing;

(c)           Executory Contracts assumed by Debtors and assigned to Buyer pursuant to Section 5.2, including without limitation, unexpired leases (collectively, the “Assigned Contracts”); provided, however, that if any Assigned Contract is recharacterized by the Final Order (as defined herein) to not be an Executory Contract, then the property that is subject to such Assigned Contract and all of Debtors’ rights thereunder shall be part of the Subject Assets transferred free and clear of all claims, liens and encumbrances (except for the DIP Liens);

(d)           all of Debtors’ rights and interests in and to all accounts receivable of Debtors’ Business, including without limitation, those set forth on Schedule 2.1(d) hereof, subject to the rights of the DIP Factor under the DIP Factoring Agreement and the DIP Factoring Order and payment defenses of account debtors;

(e)           all right, title, and interest in and to any and all general intangibles, copyrights, trademarks, trade names, service marks, patents, trade secrets, displays, symbols, color arrangements, methods, designs and logos, licenses, websites, email and domain names and/or accounts, and names of Debtors and the Business landline and mobile telephone numbers and extensions used in or for the Business and/or relating to and/or used by Debtors in the ownership, use, and/or operation of the Business and/or the Subject Assets, and other names, words, or devices and related applications and registrations (collectively, the “Intellectual Property Rights”), as may be more specifically set forth on Schedule 2.1(e) hereto and incorporated herein by this reference;

(f)            all plans and specifications, vendor lists, commercial customer lists, business, financial and accounting books and records, financial statements, computer files and records, reports and studies, marketing, advertising, promotional materials, and sales plans, information and studies, and other similar reports used in the ownership or operation of the Business by Debtors (collectively, “Books and Records”);

(g)           all manufacturers’ or other assignable warranties applicable to any other items included in the Subject Assets (the “Warranties”) and all assignable permits, licenses, approvals, and other authorizations issued by any Governmental Authority (as defined herein) or entity in connection with the Business (the “Permits and Licenses”), in each instance to the extent assignable;

(h)           with the exception of the LEAF Collateral (as defined herein), all computer hardware and software used by Debtors in the operation of the Business or the Subject Assets and computer software owned or licensed by Debtors and used in connection with the Business or the Subject Assets, to the extent transferable, including, without limitation, if possessed by Debtors, all source codes and data, whether on tape, disc, or other computerized format, and all related user manuals, computer records, service codes, programs, stored materials, and databases, including, without limitation, all access codes and instructions needed to obtain access to and to utilize the information contained on such computer records (collectively, the “Computer Software”);

(i)              all insurance policies or contracts listed on Schedule 2.1(i) including any earned/unearned insurance premiums and/or collateral under said policies;

(j)              any outstanding letters of credit, to be expressly assumed by Debtors and assigned to Buyer, upon terms satisfactory to Buyer and the letter of credit holder(s) more particular described in Schedule 2.1(j) herein;

(k)             The real property owned by Red Rose, Inc. and/or Petersen-Dean, Inc. located at 1061 Indio Ct, Pahrump, Nevada 89048 with APN 39-491-03 (the “Pahrump Property”).

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(l)              such other assets of Debtors as may be necessary to operate the Business after the Closing Date substantially as previously operated by Debtors or material to the operation of the Business as of the date of this Agreement, other than those Excluded Assets expressly set forth in Section 2.2 below.

Section 2.2 Excluded Assets. Excluded Assets consist of the following:

(a)             the consideration delivered to Debtors pursuant to this Agreement, and all of Debtors’ rights and interests arising under or in connection with this Agreement;

(b)             all cash of Debtors;

(c)             all formation and organization documents, annual, special and all meeting minutes books, corporate and stock record books, corporate seal and stamps, and all other documents relating to the legal existence of Debtors, and all income Tax returns and records, and nontransferable licenses, permits, approvals, and other authorizations; provided, however, that copies of such corporate and Tax records and nontransferable licenses, permits, approvals, and other authorizations shall be provided to Buyer at the Closing at the request of Buyer;

(d)             those certain accounts receivable due and owing from the Objecting Customers as defined under the Final Order Authorizing Payment of Critical Vendor Claims [entered September 3, 2020, as ECF No. 917 in the Bankruptcy Case] as NRP Contractors II LLC, Thompson Thrift Construction, Inc., Rampart Construction Company, LLC, Rampart Multifamily LLC, John Mourier Construction, Inc., Beazer Homes Texas, L.P., and Beazer Homes Holdings, LLC;

(e)             proceeds from the auction by CA Global Partners, Incorporated, of Debtors’ Assets, including solar modules, batteries, vehicles, equipment, office furniture, and other property, as defined under the Order Authorizing: (A) Employment and Compensation of CA Global Partners, Incorporated, as Auctioneer; and (B) Sale of Solar Modules and Related Assets Free and Clear [entered September 22, 2020, as ECF No. 1001 in the Bankruptcy Case];

(f)              remaining proceeds in the approximate amount of Sixty Thousand Dollars ($60,000.00) from the sale of the fifteen (15) used Vehicles, as defined under the Order Authorizing Sale of Used Vehicles Free and Clear [entered October 15, 2020, as ECF No. 1163 in the Bankruptcy Case];

(g)           proceeds from the sale of the Batteries as defined under the Order Authorizing Sale of Tesla Powerwall Batteries Free and Clear [entered October 15, 2020, as ECF No. 1161 in the Bankruptcy Case];

(h)           proceeds from the Debtors’ completed December 15, 2020 sale through CA Global Partners, Incorporated, or other auctioneer, of fifteen (15) vehicles and ten (10) gradalls, lifts, and other equipment, as defined in the Order Authorizing: (A) Employment and Compensation of CA Global Partners, Incorporated, as Auctioneer; and (B) Sale of Vehicles and Miscellaneous Assets Free and Clear [entered November 24, 2020, as ECF No. 1397 in the Bankruptcy Case];

(i)            the assets previously purchased by Buyer pursuant to the Consumer Business Sale Order and the proceeds thereof;

(j)            Debtors’ workers compensation insurance policies and Debtors’ directors and officers insurance policies;

(k)           The loss carry forward tax return as relating to Petersen Dean, Inc. which is in process with the Internal Revenue Service which is anticipated to be approximately $838,000.

(l)            That certain promissory note in the original principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000), from James Whitcomb and Haleakala Solar, Inc., a Hawaii corporation, as maker, to Debtors, as payee, associated with the sale of certain assets of PD Hawaii under that certain Asset Purchase and Interim Management Agreement approved by the Bankruptcy Court on August 28, 2020 by that certain Order Granting Motion of Debtor for Order Authorizing the Sale of Substantially All of its Assets Free and Clear of All Liens, Claims and Encumbrances, and For Related Relief [Dkt. 954, Case no. BK-S-20-12814-mkn], and all proceeds thereof, as set forth more specifically in the Claims Settlement and 363 Sale Support Agreement and Releases dated October 28, 2020 between the Debtors, ACF, and the Committee (the “ACF/UCC Settlement Agreement”), approved by the Order Granting Debtors’ Motion for Approval of Compromise, Pursuant to Fed. R. Bankr. P. 9019, by and among Debtors, ACF Finaco I, CP and the Official Committee of Unsecured Creditors [entered on November 16, 2020 as ECF No. 1328 in the Bankruptcy Case],

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(m)         Any and all claims that Debtors’ estates may have against Jim Petersen and/or Tricia Petersen individually and all proceeds thereof, as defined as the “Petersen Claims” and set forth more specifically in the ACF/UCC Settlement Agreement,

(n)           Any and all real property and personal property of Jim Petersen and the bankruptcy estate thereof, Tricia Petersen, and the bankruptcy estate thereof, TD Venture Fund, LLC, and the bankruptcy estate thereof, and all proceeds of all of the foregoing, including but not limited to the “Hawaii Property,” and the “Membership Interest”, as each is defined and set forth more specifically in, and to be transferred to ACF under, the ACF/UCC Settlement Agreement, and any and all other rights granted ACF pursuant to, or in accordance with, that certain Order Granting Debtors’ Motion for Approval of Compromise, Pursuant to Fed. R. Bankr. P. 9019, by and among TD Venture fund, LLC, James P. Petersen, Tricia Yeh Petersen and ACF Finco I, LP [ECF 1460],

(o)           Any and all claims covered under the Debtors' director and officer liability policies (the "D&O Covered Claims") as defined and set forth more specifically in, and to be transferred to ACF under, the ACF/UCC Settlement Agreement,

(p)           all claims and causes of action, inclusive of Debtors’ commercial tort claims, except the Petersen Claims (as defined in the ACF/UCC Settlement Agreement) that constitute property of Debtors' bankruptcy estates under Section 541 of the Bankruptcy Code, and/or any other applicable federal or state law, and all claims, causes of action, proceeds and rights to proceeds therefrom, as defined as the “Chapter 5 Claims” and set forth more specifically in, and to be transferred to ACF under, the ACF/UCC Settlement Agreement; and

(q)           Any other specified assets encumbered by ACF that are allocated to Debtors’ estates or their successors under the ACF/UCC Settlement; and

(r)            Those certain accounts receivable purchased by DIP Factor prior to the Closing Date pursuant to the DIP Factoring Agreement and DIP Factoring Order (“Factored Receivables”).

Section 2.3 Consents. Notwithstanding any other provision of this Agreement, this Agreement does not affect an assignment of any Assigned Contract to the extent that such Assigned Contract is not assignable under the Bankruptcy Code without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable. As to any Subject Assets (including any Assigned Contract), Debtors will use their commercially reasonable efforts to obtain as promptly as practicable prior to the Closing, any required consent to transfer such Subject Assets to Buyer or, if required, for novation thereof to Buyer or, alternatively, written confirmation from such parties reasonably satisfactory to Buyer that such consent is not required. In no event, however, will Debtors be obligated to pay any money to any Person or to offer or grant financial or other accommodations to any Person in connection with obtaining any consent, waiver, confirmation, novation, or approval with respect to any such Assigned Contract; provided, however, Buyer may provide Debtors with the funding for the foregoing in Buyer’s sole and absolute discretion.

Section 2.4 No Real Property. Debtors represent and warrant that they do not own any fee simple title to any real property other than the Pahrump Property.

ARTICLE III
LIABILITIES

Section 3.1 Assumed Liabilities. In accordance with the provisions of this Agreement and the Sale Order, at the Closing, Buyer will assume and pay or perform and discharge when due only the following liabilities of Debtors in each instance other than the Retained Liabilities, and no other liabilities (collectively, the “Assumed Liabilities”), and, except for the Assumed Liabilities, Buyer shall not be deemed to have assumed any other liabilities of Debtors:

(a)       Subject to the Amended and Restated Invoice Purchase Agreement (the “AIPA”), the Assumed Secured Obligations (as defined in Appendix A).

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(b)           all liabilities arising after the Closing Date under the Assigned Contracts together with all amounts necessary to cure existing defaults as a prerequisite to assumption by Debtors and assignment to Buyer (“Cure Amounts”), which Cure Amounts are Assumed Liabilities.

(c)           all liabilities, accounts, and accounts payable arising out of, relating to, or incurred in connection with the Business or the Subject Assets arising after the Closing Date that were incurred from the operation of the Business by Buyer after the Closing Date.

Section 3.2 Retained Liabilities. Other than the Assumed Liabilities, Buyer shall not, is not obligated to, and does not hereby assume or become liable on or with respect to any Contracts of, or for or with respect to any indebtedness, obligations, commitments, or liabilities of Debtors, direct or indirect, known or unknown, or absolute, vested, or contingent, all of which shall be retained by Debtors (herein referred to collectively as the “Retained Liabilities”). Without limiting the generality of the foregoing, Buyer shall NOT assume or become liable for, and the Retained Liabilities shall include the following:

(a)           any liabilities, obligations, and accounts payable of Debtors with respect to, or arising from, the Business which are not specifically included as an Assumed Liability, including, without limitation, Secured Obligations owed to DIP Factor not included in the Assumed Secured Obligations (including those exceeding the DIP Cap), indebtedness owed to ACF FINCO I, LP and legal fees and expenses of Debtors’ counsel, Fox Rothschild LLP, or any professional employed by the Debtors, or professional employed in the Bankruptcy Case such as counsel for the Official Committee of Unsecured Creditors, or any fees owing to the United States Trustee’s Office;

(b)           all liabilities and obligations arising under any Contracts that are not Assigned Contracts, and all liabilities and obligations arising under the Assigned Contracts for periods of time prior to as of the Closing Date other than the Cure Amounts, including without limitation, liabilities arising from any complaints, lawsuits or adversary proceedings filed against Debtors (or which could be filed against Debtors) prior to the closing;

(c)           all debt and financing obligations of Debtors arising at any time, except for the Assumed Secured Obligations under the DIP Factoring Agreement specifically agreed to be assumed by Buyer set forth in Section 3.1(a) above;

(d)           any liabilities and obligations of Debtors with respect to any employees or independent contractors of Debtors or the Business, including, without limitation, pursuant to any employment agreements, independent contractor agreements, executive compensation agreements, employee or executive benefit plans, employee insurance plans, and for salaries, wages, overtime, accrued vacation time, or other benefits payable to any employees of Debtors or of the Business;

(e)           any liability or obligation of Debtors resulting from the consummation of the transactions contemplated herein and arising under or related to the WARN Act;

(f)            all liabilities and obligations arising out of or in any way related to the ownership or operation of the Business or the Subject Assets prior to or occurring on the Closing Date (including any Taxes relating to the Business or the Subject Assets payable prior to, or for periods of time prior to or occurring on, the Closing Date);

(g)           all liabilities to any federal, state, or local Governmental Authority, or to any special purpose district, for unpaid Taxes of any type or description, or penalties or interest thereon, arising by reason of the ownership, use, and/or operation of the Business or Subject Assets prior to the Closing Date;

(h)           any sales/use Tax, in each instance arising from the implementation and closing of the transactions contemplated by this Agreement, whether or not imposed on or measured by income, including any amounts due or which may become due and owing under NRS 244.335, NRS 244.3352, NRS 360.525, and NRS 612.695;

(i)            all actions, causes of action, claims, pending or threatened litigation, arbitration, judgments, settlements or other proceedings, or pursuant to any governmental or regulatory actions, investigations, or proceedings related to or with respect to Debtors or the Business or the Subject Assets first arising or incurred or in connection with any events occurring prior to the Closing Date; and

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(j)            The Non-Assumed Secured Obligations (as defined in Appendix A)

(k)           any other liability, obligation, or commitment not specifically and expressly assumed by Buyer herein and hereunder.

ARTICLE IV

PURCHASE PRICE AND PAYMENT

Section 4.1 Purchase Price and Payment. The consideration for the Subject Assets (the “Purchase Price”) shall consist of: (i) the Cash Bid as adjusted pursuant to Section 4.4 hereof; (ii) the assumption of the Assumed Secured Obligations, (iii) assumption of the Assumed Liabilities, and (iv) payment of the Cure Amounts. Buyer agrees to pay the Cash Bid of the Purchase Price as follows:

(a)           Payment of an earnest money deposit in the amount of $785,000.00 (“Earnest Money Deposit”), which was paid to Debtors on December 23, 2020. Except as provided in the Interim Management Agreement (as defined herein) if applicable, Debtors shall hold the Earnest Money Deposit in trust pending the Closing or earlier termination of this Agreement. The Earnest Money Deposit shall become non-refundable, but remain applicable to the Purchase Price upon expiration of the Due Diligence Period (as defined in Appendix A) unless Buyer cancels the Agreement during the Due Diligence Period in accordance with Section 6.2 herein. If Buyer cancels the Agreement in accordance with Section 6.2 of this Agreement, any portion of the Earnest Money Deposit not utilized for Debtors’ operations pursuant to the IMA shall be returned to Buyer within ten (10) Business Days.

(b)           Payment of the balance of the Adjusted Cash Bid amount to Debtors in immediately available funds.

Section 4.2 Allocation of Purchase Price. The allocation of the Purchase Price among the Subject Assets for income Tax reporting purposes shall be as agreed upon by Buyer and Debtors prior to Closing.

Section 4.3 Prorations. All personal property Taxes applicable to the Business shall be prorated between the Parties on the Closing Date, with Debtors responsible for the time period through and including the Closing Date and Buyer responsible for the time period after the Closing Date. Buyer shall open accounts with any third-party utility companies providing service to the Business (including electrical, water, sanitary sewer, gas, telephone, and internet/cable, as applicable) and for trash removal services, as applicable, in its own name commencing on the first Business Day after the Closing Date, and Debtors shall be responsible for, and shall close out and make final payments with respect to, all such services to the Business on or before the Closing Date.

Section 4.4 Adjustment in Purchase Price.

(a)             The Parties acknowledge and understand that the Successful Bid was based on information available to bidders in Debtors’ data room, and Buyer relied upon this information in making its Cash Bid on the Auction Date. The Parties further acknowledge that during the Due Diligence Period, the Parties have determined that certain information in Debtors’ data room pertaining to Debtors’ equipment, accounts receivables, and work-in-progress as of the Auction Date was incomplete and/or inaccurate; and further agree to a downward adjustment in the Purchase Price.

(b)             Without limiting the generality of the foregoing, the Parties agree that the Debtors have fewer vehicles, trailers and lifts than reported; and have determined that as of the date of this Agreement, there are approximately twelve (12) missing vehicles, thirty-one (31) missing trailers, and fifty-two (52) missing lifts. As a result of the missing equipment, the Parties agree that the cash component of the Purchase Price is hereby adjusted downward by the sum of $1,000,000.00, resulting in an adjusted Cash Bid of $6,850,000.00 (“Adjusted Cash Bid”) to be paid by Buyer at Closing.

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ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Bankruptcy Court Approval.

(a)             Buyer and Debtors acknowledge that, under the Bankruptcy Code, the purchase and sale of the Subject Assets is subject to approval of the Bankruptcy Court.

(b)             Within five business (5) days following execution and delivery of this Agreement, Debtors shall file with the Bankruptcy Court a motion for an order approving the sale of the Subject Assets to Buyer and approving the assumption and assignment of the Assigned Contracts free and clear of all right, title, interest or encumbrances (except the DIP Liens) pursuant to Sections 363(b) and 363(f) of the Bankruptcy Code, which motion shall contain, among other things: (i) a waiver of the stay imposed by Federal Rule of Bankruptcy Procedure 6004(h); (ii) resolution of any objections to the assumption and assignment of Executory Contracts or to a proposed Cure Amount agreed to Buyer; and (iii) findings of fact determining that Buyer is a good faith purchaser entitled to the protections of Section 363(m) of the Bankruptcy Code (“Sale Order”). Said motion is hereafter referred to as the “363 Motion.” The Parties agree that the form of Sale Order sought by the 363 Motion shall be substantially similar to that attached hereto as Exhibit “B” hereto, and shall provide that security interests granted by Debtors in favor of ACF and LSQ attached to the sale’s proceeds.

(c)           The Sale Order, once entered by the Bankruptcy Court, shall be a “Final Order” provided: (i) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing, or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject Sale Order in all respects without the possibility for further appeal or rehearing thereon; (ii) the time for instituting or filing an appeal, motion for rehearing, or motion for new trial shall have expired; and (iii) no stay is in effect. As a condition to Closing the sale and of all of Buyer’s obligations hereunder, a Final Order shall have been entered by the Bankruptcy Court in a form reasonable acceptable to Buyer and Debtors.

(d)           In the event that a Sale Order does not become a Final Order entered by the Bankruptcy Court as contemplated by Section 5.1, Buyer shall have the right to terminate this Agreement, and the Parties shall have no further obligations to one another except for those expressly surviving termination under the terms of this Agreement or the Interim Management Agreement.

Section 5.2 Assumption & Assignment of Executory Contracts and Unexpired Leases. The Sale Order shall provide for Debtors’ assumption, and assignment to Buyer, of the Executory Contracts and Unexpired Leases set forth on Schedules 5.2(a) through 5.2(d) hereto (the “Contract & Cure Schedule”) under Section 365 of the Bankruptcy Code. The Cure Amounts for each Executory Contract shall be set forth in the Contract & Cure Schedule; and shall be paid by the Buyer in addition to the Cash Bid upon Closing. Unless the Bankruptcy Court orders otherwise, each Executory Contract and Unexpired Lease included on the Contract & Cure Schedule will be deemed to have been assumed by Debtors and assigned to Buyer and become an Assigned Contract on the Closing Date (the “Assumption Effective Date”).

ARTICLE VI

DUE DILIGENCE

Section 6.1 Due Diligence Documents. Debtors have previously made available to Buyer the business, financial and accounting books and records and financial statements of the Business, as well as all material documents and Contracts related to the ownership and operation of the Business, as may be updated from time to time through the expiration of the Due Diligence Period (collectively “Due Diligence Documents”). Until the Closing, Debtors will promptly deliver to Buyer any modifications to the Due Diligence Documents or additional documents that Debtors obtain or become aware of after delivery of the original Due Diligence Documents. Debtors hereby represent and warrant that, to the best of Debtors’ knowledge, the Due Diligence Documents constitute all material documents related to the Business and this Agreement that are in Debtors’ possession or control.

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Section 6.2 Buyer’s Investigation. Buyer shall have until 5:00 p.m. Pacific Time on the last day of the Due Diligence Period to determine, in its sole and absolute discretion, whether the Subject Assets are suitable to Buyer, including, without limitation, the right to review and approve the financial results of any investigations of the Commercial Business and Subject Assets (including, without limitation, investigations with regard to governmental regulations and economic feasibility) with respect to the Subject Assets (the “Feasibility Matters”). If Buyer is not satisfied with the results of its due diligence investigation in its sole and absolute discretion, Buyer may terminate this Agreement at any time prior to the expiration of the Due Diligence Period by giving Debtors a written notice of termination (“Notice of Termination”). In the event of such termination, except for those provisions that expressly survive the termination of this Agreement, neither party shall have any further obligation or liability hereunder. Alternatively, at any time prior to the expiration of the Due Diligence Period, Buyer may elect to give Debtors written notice unconditionally approving the Feasibility Matters and electing to proceed to Closing (“Notice of Approval”). In the event Buyer fails to give a Notice of Termination or Notice of Approval prior to the expiration of the Due Diligence Period, upon the first day immediately following the expiration of the Due Diligence Period, Buyer shall be deemed to have given a Notice of Termination and this Agreement shall terminate.

Section 6.3 New Permits and Licenses. During the Due Diligence Period, Buyer may, in its sole and absolute discretion, submit applications for any new Permits and Licenses to applicable Governmental Authorities for approval pending Closing of the transactions contemplated herein. Debtors agree to cooperate with Buyer in this regard to the extent any Debtors’ Permits and Licenses are not assignable to Buyer.

Section 6.4 Preparation of Contract & Cure Schedule. During the Due Diligence Period, the Parties shall prepare the Contract & Cure Schedule for attachment to this Agreement as Schedules 5.2(a) through 5.2(d) as follows:

(a)           Within one (1) Business Day after execution of this Agreement, Debtors agree to provide Buyers with an accurate and complete list of all Executory Contracts and associated Cure Amounts in a manageable Excel format organized in the following categories (“Contract Spreadsheets”):

Schedule	Category of Executory Contracts

5.2(a)	Commercial Solar Roofing & Battery Contracts
5.2(b)	Unexpired Real Property Leases
5.2(c)	Unexpired Personal Property Leases
5.2(d)	Other Executory Contracts

(b)           Debtors’ Contract Spreadsheets shall specify the Cure Amounts for each Executory Contract. In addition, Debtors’ Contract Spreadsheets shall contain columns next to each Executory Contract for Buyer to complete during the Due Diligence Period indicating which Executory Contracts Buyer desires to have Debtors reject or assume and assign to Buyer upon Closing; e.g., a column stating: “Reject” and a column stating: “Assume & Assign.”

(c)           During the Due Diligence Period, Buyer will select which Executory Contracts and unexpired leases that it wants the Debtors to reject or assume and assign by checking the appropriate column; and thereafter the Parties shall attach the completed Schedules 5.2(a) through 5.2(d) to the Agreement for Bankruptcy Court Approval.

(d)           Buyer may amend its selection of Executory Contracts on the Contract & Cure Schedule, in its sole discretion at any time prior to the hearing on the 363 Motion; and Debtors shall supplement their 363 Motion accordingly; provided that a final Contract & Cure Schedule shall be attached to the Final Order entered by the Court.

ARTICLE VII

THE CLOSING; THE CLOSING DATE; ACTION AT CLOSING

Section 7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur within, but no later than, ten (10) days after the Sale Order entered by the Bankruptcy Court becomes a Final Order, but in no event later than February 26, 2021, on such date as designated by Buyer, at a place mutually agreed upon by the Parties. The date on and time at which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

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Section 7.2 Debtors’Closing Deliverables. At the Closing, and concurrently with the making of the deliveries by Buyer of the Buyer’s Closing Deliverables as set forth in Section 7.3, Debtors shall deliver, or cause to be delivered, to Buyer the following (herein referred to collectively as “Debtors’ Closing Deliverables”):

(a)           the duly executed Factoring Assignment and Assumption Agreement (as defined in Appendix A) in form substantially similar to that in Exhibit C hereof;

(b)           the duly executed Assignment and Assumption Agreement(s) (as defined in Appendix A) in form substantially similar to that in Exhibit D hereof;

(c)           the duly executed Bill(s) of Sale (as defined in Appendix A) in form substantially similar to that in Exhibit E hereof;

(d)           the duly executed Intellectual Property Assignment Agreement (as defined in Appendix A) in form substantially similar to that in Exhibit F hereof;

(e)           certificates of title for all vehicles, trailers, and other construction equipment with certificates of titles that are included as part of the Personal Property; and

(f)            grant, bargain and sale deed conveying the Pahrump Property to Buyer along with executed declaration of value form.

Section 7.3 Buyer’s Closing Deliverables. At the Closing, and concurrently with the making of deliveries by Debtors of the Debtors’ Closing Deliverables to Buyer as set forth in Section 7.2, Buyer shall deliver, or cause to be delivered, to Debtors the following (herein referred to collectively as “Buyer’s Closing Deliverables”):

(a)             payment of cash in the amount of the Cash Bid minus a credit for the Earnest Money Deposit, and payment of the Cure Amount(s) to the respective counterparty to any Assigned Contract);

(b)             the duly executed AIPA in form substantially similar to that in Exhibit A hereof;

(c)             the duly executed Factoring Assignment and Assumption Agreement in form substantially similar to that in Exhibit C hereof;

(d)             the duly executed Assignment and Assumption Agreement(s) in form substantially similar to that in Exhibit D hereof; and

(e)             the duly executed Intellectual Property Assignment Agreement in form substantially similar to that in Exhibit F hereof.

Section 7.4 Expenses. Upon Closing, Buyer shall pay fees for transferring titles to vehicles, trailers and construction equipment with titles. Buyer’s legal and other professional fees. Debtors shall pay transfer tax and recording fees for the Pahrump Property, and all other costs, fees, Taxes, and expenses incurred in connection with the Closing.

Section 7.5 Further Assurances. It is the intent of this Agreement that Debtors shall at the Closing convey, or cause to be conveyed, to Buyer all Subject Assets. Debtors and Buyer agree that at the Closing and any time thereafter, upon the reasonable request of Debtors or Buyer, the other Party shall execute, acknowledge, and deliver such deeds, assignments, conveyances, transfers, and other instruments and documents, and shall perform such acts as Debtors or Buyer, as applicable, shall from time to time reasonably require (at no cost to Debtors unless such request is from Debtors) for the perfecting, assuring, conveying, assigning, transferring and confirming unto Buyer the property and rights herein conveyed or assigned or intended now or hereafter so to be. The provisions of this Section 7.5 shall survive the Closing.

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(a)       For the continuance of the necessary Chapter 11 wind down, Buyer agrees to provide to the Debtors Estate the use of the following people (if they are included in the Transferred Employees) to assist in the wind down and/or transition stage as relating to critical corporate, legal, accounting, human resource and other associated tasks that are necessary by Debtors for the Chapter 11 process to conclude up to an aggregate of 20-hours per week at Debtors’ expense for a period of no more than six (6) months: George Milionis, Garriet-Mitchel Mendoza, and Danielle Shackelford, Mark Vogel and Terri Vincent. For the operation of the factoring facility under the AIPA, Debtors agree that, after the Closing Date and for a period of ninety (90) days thereafter, Debtors will forward to the Post-Petition Factoring Lockbox any and all collections, cash, or other receipts or payments that come into Debtors’ possession on the Factored Receivables or the Subject Assets, with such remittances to be made once per week, after allowing three (3) business days for collection, less $50.00 per remittance for handling, postage and wire fees; after such ninety (90) day period, Debtors may return such collections, cash, or other receipts on the Factored Receivables or the Subject Assets to the remitter.

(b)       To facilitate a smooth transition of the Business, Debtors shall during the Transition Period (as defined in Appendix A): (i) assist Buyer in obtaining new Permits and Licenses permits, licenses, approvals, and other authorizations issued by any Governmental Authority or entity in connection with the Business to the extent that Debtors’ Permits and Licenses are not assignable, including without limitation, contractor’s licenses for commercial solar roofing and battery Assigned Contracts described on Schedule 5.2(a) (“Construction Contract(s)”); (ii) maintain non-assignable Permits and Licenses for Construction Contracts in good standing; (iii) continue performance under the Construction Contracts with the understanding that Buyer shall pay all expenses related thereto and shall be entitled to receive the revenues generated therefrom subject to the rights of the DIP Factor; (iv) cooperate with Buyer to ensure collection of funds due on Construction Contracts for the benefit of Buyer and where applicable, DIP Factor; (v) enter into new Construction Contracts subject to Buyer’s written pre-approval; (vi) in Buyer’s discretion, maintain applicable insurance coverage for Construction Contracts; (vii) cause the assignment of each Construction Contract upon Buyer’s receipt of applicable Permits and Licenses; and (viii) perform other activities reasonably necessary to facilitate a smooth transition of the Business.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES

Section 8.1 Representations and Warranties of Debtors. Debtors represent and warrant for the benefit and reliance of Buyer as follows, as of the date of this Agreement and as of the Closing Date:

(a)           Status, Power, and Authority. Debtors are duly organized, validly existing, and in good standing under the Laws of the state of each Debtor’s respective formation, with all requisite corporate or company power and authority to enter into and carry out each of its obligations under this Agreement, subject to approval of the Bankruptcy Court. Debtors do not have any subsidiaries, other than the Debtors, that own any of the Subject Assets.

(b)           Due Authorization, Execution, and Delivery. The execution, delivery, and performance of this Agreement by Debtors and the persons executing the same on behalf of Debtors have been duly and validly authorized, subject to approval of the Bankruptcy Court.

(c)           Legal, Valid, Binding, and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid, and binding obligations of Debtors, enforceable in accordance with their respective terms, subject to approval of the Bankruptcy Court.

(d)           No Consents. Other than consents that may be necessary to assign to Buyer the Assigned Contracts, Intellectual Property Rights and the Assumed Secured Obligations no material consent, license, permit, order, approval, or authorization of any Governmental Authority or private party is required in connection with the execution, delivery, and performance of this Agreement by Debtors, other than the Bankruptcy Court as set forth in Article V above.

(e)           No Conflict/No Breach. The execution, delivery, or performance of this Agreement does not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Debtors, the Subject Assets, or the Business, or which would prevent the consummation of the transactions contemplated by this Agreement; or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any judgment, order, injunction, decree, or ruling of, any court or Governmental Authority by which Debtors, the Subject Assets, or the Business are subject, or which would prevent the consummation of the transactions contemplated by this Agreement; or (c) result in the creation of any lien, charge, or encumbrance upon any of the Subject Assets.

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(f)            Personal Property. Debtors have good title to the Personal Property (other than Personal Property leased or licensed pursuant to an Assigned Contract); and the Personal Property will be transferred (subject to the terms of any applicable leases or licenses) to Buyer at the Closing free and clear of any interest in such Personal Property.

(g)           Compliance With Laws. The Business, the use of the Subject Assets by Debtors, and the operation of the Business conform in all material respects to any and all applicable Laws. Except as previously disclosed to Buyer in writing during the Due Diligence Period, Debtors have not received any written notice from any Governmental Authority relating to the Business or the Subject Assets claiming any violation of any such Laws, or requiring any work, repairs, construction, alterations, or installation on or in connection with the Business, and Debtors have no knowledge of any investigation with respect to the foregoing. The Business complies with the Americans With Disabilities Act and the Occupational Safety and Health Act.

(h)           Licenses and Permits. Debtors have delivered to Buyer true, correct, and complete copies of: (a) all currently valid certificates of occupancy for the Business; (b) any and all certificates or reports regarding current inspections of the Business and required operating licenses or permits issued by any Governmental Authority; and (c) all other current, transferable, assignable, or relinquishable Permits and Licenses, if any, relating to the Subject Assets and/or the Business.

(i)            Taxes. Debtors have timely filed all Tax returns, reports, and declarations required to be filed in connection with the income, sales, property, and all other aspects of the Business and/or the ownership and operation thereof, or extensions therefor. No Taxes shown to be due on such returns, reports, and declarations, including any interest or penalties, are past due. Debtors are not delinquent in the payment of any Tax, estimated Tax, or assessment. There are no Tax liens affecting any of the Subject Assets, except liens for non-delinquent personal property Taxes.

(j)            No Litigation. Except for the Bankruptcy Case and as otherwise disclosed on Schedule 8.1(j) hereof, there are no actions, claims, suits, arbitrations, mediations, or other proceedings pending or, to the best of Debtors’ knowledge, threatened in writing against Debtors, the Business, or the Subject Assets in any court or before any arbitrator or mediator or any Governmental Authority (herein referred to collectively as “Actions”) which would prevent Debtors from completing the transactions provided for herein or would in any way materially and adversely affect the ownership or operation of the Business by Buyer after the Closing or which would create any liability or obligations of Buyer. There are no Actions against or by Debtors with respect to the Assigned Contracts. Schedule 8.1(j) identifies all third-party Actions in the nature of personal injury claims against Debtors or with respect to the Business, all of which have been identified.

(k)       Contracts.

(i)              Buyer shall not be obligated to assume any other Contracts, and Debtors shall remain responsible for any Contract, that is not, or are not an Assigned Contract;

(ii)            on the Closing Date, all originals (or, if Debtors are not in possession of an original, a conformed copy) of the Assigned Contracts will be delivered by Debtors to Buyer and they will be, when delivered, true, complete, and correct;

(iii)          after payment of the Cure Amounts, no party, including Debtors, to any of the Assigned Contracts is in default or breach of any of their respective obligations or covenants thereunder, and there exists no event which, with notice or lapse of time, or both, would constitute an event of default under any Assigned Contract on the part of Debtors or on the part of any counterparty thereto except as disclosed on Schedule 8.1(k).

(l)       Intellectual Property.

(i)              The Intellectual Property Rights are more particularly described on Schedule 2.1(e) hereof. No other Intellectual Property Rights are used in the Business as it is presently conducted by Debtors.

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(ii)            Debtors are the sole and exclusive owner of all Intellectual Property Rights and have received no notice from any other party pertaining to Debtors’ use of or challenging the right of Debtors to use the Intellectual Property Rights. Debtors have not granted any licenses or other rights to use the Intellectual Property Rights and have not agreed to grant any such licenses or other rights.

(m)       Insurance. Schedule 2.1(i) lists all insurance policies being acquired by the Buyer.

(n)       No Orders. No judgment, order, injunction, decree, or ruling of any court or Governmental Authority exists by which Debtors, the Subject Assets, or the Business are bound, or to which any of them are subject, which in any manner materially or adversely affects the operation of Business, other than an order entered by the Bankruptcy Court.

(o)       Financial Statements. Except as noted therein and except for normal adjustments with respect to unaudited financial statements, the financial statements provided by Debtors to Buyer from and after the Petition Date, were prepared in accordance with GAAP and present fairly the financial position of Debtors and the Business as of such date(s) and the results of all operations and cash flows for the period(s) then ended.

(p)       Absence of Loss. Since the Auction Date, except as reflected in the financial statements referenced in Section 8.1(o), there has not been any damage, destruction, or other casualty, loss, or forfeiture with respect to the Personal Property, whether or not covered by insurance, in excess of $50,000.00 in the aggregate.

(q)       Affiliates of Debtors.

(i)              No Person affiliated with Debtors has owned all or any significant portion of the Subject Assets, and Debtors have not changed their names.

(ii)            No officer, director, or employee of any of the Debtors, to Debtors’ knowledge, owns, directly or indirectly, in whole or in part, any property, asset, permit, license, or secret or confidential information which Debtors are using or the use of which is necessary or material to the conduct of the operations or the Business.

(r)       Suppliers and Vendors. Schedule 8.1(r) sets forth an accurate and complete list of the twenty (20) largest suppliers and vendors of Debtors in terms of purchases during the twelve (12) months ending December 31, 2020, and the approximate total purchases by Debtors from each such supplier or vendor during such period.

(s)       Investment Company. Debtors are not an “investment company” or an “affiliated person” thereof, as such terms are defined in the Investment Company Act of 1940 as amended, and the rules and regulations promulgated thereunder.

(t)       Brokers and Finders. Debtors have not engaged or done business with any Person who may have a claim to, and have not incurred any obligation or liability to any Person with respect to, any broker or agent fees or commissions, finder’s fees, or other compensation or consideration as a result of or in connection with the transactions contemplated by this Agreement except for those professionals retained by Debtors pursuant to Sections 327 and 1103 of the Bankruptcy Code.

(u)       Disclosure Schedules. The information set forth on the Schedules to this Agreement, to the best of Debtors’ knowledge, is true, correct, and complete. In addition, to the best of Debtors’ knowledge, the Due Diligence Documents constitute all material documents related to the Business and the Subject Assets that are in Debtors’ possession or control.

Section 8.2 Representations and Warranties of Buyer. Buyer represents and warrants for the benefit and reliance of Debtors as follows, as of the date of this Agreement and as of the Closing Date:

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(a)             Status, Power, and Authority. Buyer is duly organized, validly existing, and in good standing under the Laws of the state of its formation with all requisite power and authority to enter into and carry out its obligations under this Agreement.

(b)             Due Authorization, Execution, and Delivery. The execution, delivery, and performance of this Agreement by Buyer and the persons executing the same on behalf of Buyer have been duly and validly authorized.

(c)             Legal, Valid, Binding and Enforceable. This Agreement and the other agreements and instruments contemplated hereby constitute legal, valid, and binding obligations of Buyer, enforceable in accordance with their respective terms.

(d)             No Consents. Other than consents that may be necessary to assign to Buyer the Assigned Contracts, Intellectual Property Rights and the Assumed Secured Obligations as contemplated herein, no material consent, license, permit, order, approval, or authorization of any Governmental Authority or private party is required in connection with the execution, delivery, and performance of this Agreement by Buyer.

(e)             No Conflict/No Breach. The execution, delivery, or performance of this Agreement do not, with or without the giving of notice and/or the passage of time (a) violate any provision of Law applicable to Buyer or which would prevent the consummation of the transactions contemplated by this Agreement, or (b) conflict with or result in the breach or termination of, or constitute a default under or pursuant to any indenture, mortgage, or deed of trust or any judgment, order, injunction, decree, or ruling of any court or Governmental Authority, or any other agreement or instrument by which Buyer is bound, or to which it is subject, or which would prevent the consummation of the transactions contemplated by the Agreement.

(f)              Brokers and Finders. Buyer has not engaged or done business with any Person who may have a claim to, and has not incurred any obligation or liability to any Person with respect to, any broker or agent fees or commissions, finder’s fees, or other compensation or consideration as a result of or in connection with the transactions contemplated by this Agreement.

(g)             Ability to Satisfy Purchase Price. At the time of entering into this Agreement, Buyer has provided Debtors with documentation showing that Buyer has the ability to pay the Cash Bid.

Section 8.3 Survival of Representations and Warranties and Certain Covenants. Each of the representations, warranties, and covenants in this Agreement or any agreement or certificate to be executed or delivered in connection with the transactions contemplated by this Agreement, shall survive the Closing or termination of this Agreement.

ARTICLE IX
COVENANTS

Section 9.1 Access to Business and Records; Business Operations.

(a)             During the period from the date hereof to the Closing Date, and subject to the Interim Management Agreement, Debtors shall continue to operate and conduct the Business in the ordinary course in all material respects, consistent with past practices, maintain in effect all necessary Permits and Licenses for the conduct of the Business, and use their commercially reasonable efforts to preserve their relationships with their suppliers, customers, and others doing business with the Debtors.

(b)             During the period from the date hereof to the Closing Date, Buyer and Buyer’s advisors and other representatives shall have full access during normal operating hours to the Business, the Subject Assets, and all books, contracts, commitments, and records with respect to the Business, shall be able to consult with any and all of Debtors’ employees, and other advisors and consultants regarding the Business, and shall be furnished during such period with all such information concerning the Business and the Subject Assets as Buyer may reasonably request.

(c)             During the period from the date hereof to the Closing Date, Debtors shall promptly furnish to Buyer all information and data in Debtors’ possession, under Debtors’ control, that belongs to Debtors, or to which Debtors have access, reasonably requested by Buyer in order to assist Buyer to secure any Permits and Licenses and any approvals and other authorizations necessary to own and/or operate the Business or as otherwise contemplated by this Agreement.

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(d)             Debtors shall not sell or otherwise dispose of any Subject Assets prior to the Closing Date to any Person other than Buyer except within the ordinary course of business or under terms approved by Buyer and the Bankruptcy Court. Debtors shall not cause any material damage or destruction of any of the Subject Assets.

(e)             Until the Closing Date, Debtors shall comply in all material respects with all Laws applicable to the ownership of the Subject Assets or the Business.

(f)              For a period of six months from the Closing Date and upon reasonable advance written notice to Buyer, Debtors or Debtors’ assignee shall be permitted to review the books and records for the Business of the Debtors solely up through the Closing Date, to the extent necessary for Debtors’ financial reporting purposes.

Section 9.2 Notice of Inaccuracy.

(a)             Promptly upon either Party becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause a breach of any of its own representations or warranties contained in Section 8.1 or Section 8.2, such Party shall promptly disclose each such event, in reasonable detail, by means of a written notice thereof to the other Party, and the Party providing such written notice shall use its reasonable commercial efforts to remedy the same.

(b)             Each Party shall, promptly upon acquiring knowledge of the occurrence of any event that would cause the conditions to its obligations set forth in Article X and Article XI, as applicable, to fail to be fulfilled at the Closing, notify the other Party of such event.

(c)             Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or overtly threatened in writing against such Party to restrain, prohibit, or otherwise challenge the legality of any transactions contemplated by this Agreement.

Section 9.3 Employees.

(a)             Buyer’s obligations under this Agreement shall be conditioned upon the retention of those certain key employees (collectively, the “Transferred Employees”) identified by Buyer in writing to Debtors on or before the expiration of the Due Diligence Period (the “Transferred Employee Notice”). Buyer agrees upon Closing to hire the Transferred Employees on terms and conditions that are, in the aggregate, no less favorable than those in effect as of the date of this Agreement.

(b)             Other than the Transferred Employees, Buyer shall not be obligated to employ, or offer employment to, any officer, employee, or independent contractor of Debtors. If Buyer elects to offer employment to any such Persons after the Closing, such offer shall be on terms acceptable to Buyer in its sole and absolute discretion.

(c)             Debtors shall be responsible for satisfying all requirements, including notice requirements, of the WARN Act.

(d)             Buyer shall not be obligated to assume any obligations or liabilities of Debtors on the Closing Date with respect to any officers, employees, or independent contractors of Debtors, all of which shall be Retained Liabilities of Debtors.

Section 9.4 Governmental Authority Permits and Approvals. Each of the Parties shall as promptly as practicable prepare, submit, and file (or cause to be prepared, submitted, and filed) all applications, notices, and requests for, and shall use all reasonable efforts to obtain as promptly as practicable, all permits and approvals of all Governmental Authorities that may be or become necessary on each of their part(s), respectively, for their execution and delivery of, and the performance of their obligations under, this Agreement, and the Parties will cooperate fully with each other in promptly seeking to obtain all such permits and approvals. Buyer shall bear the costs and expenses incurred or fees paid to Governmental Authorities to obtain such approvals and permits.

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Section 9.5 Consummation of Agreement. Each of the Parties shall use its commercially reasonable efforts to perform and fulfill all obligations and conditions on its part to be performed and fulfilled under this Agreement so that the transactions contemplated by this Agreement shall be fully carried out.

Section 9.6 Telephone Numbers. On or before the Closing Date, Debtors shall arrange for the transfer of the telephone numbers associated with the Business to Buyer effective as of the Closing Date.

Section 9.7 Continued DIP Factoring. As a condition to Closing the sale and all of Buyer’s obligations under this Agreement, Debtors shall have obtained the consent of the DIP Factor to the assumption of the Assumed Secured Obligations by Buyer, which consent shall include an agreement by DIP Factor to continue the financing being provided under the DIP Factoring Agreement to Buyer for a period of one (1) year after the Closing subject to the terms of the AIPA. The Parties hereby acknowledge that the DIP Factor’s consent will be contingent on satisfaction of the following conditions prior to Closing (unless otherwise stated):

(a)             evidence in form and substance acceptable to DIP Factor of Debtors’ retirement of any and all Approved Critical Vendor Claims with corresponding liens against Critical Projects, as defined in the Approved Critical Vendor Claims, as of the Closing Date; and

(b)             Debtors’ provision for continuity of DIP Factor’s collections of Factored Receivables, including but not limited to (i) uninterrupted operation of the Post-Petition Factoring Lockbox, as defined in the DIP Factoring Order, both as subject to the DIP Liens and according to the terms of the DIP Factoring Order; and (ii) preservation and transfer to Buyer of all books and records, with ready means of access, regarding the Collateral, as defined in the DIP Factoring Agreement; and

(c)       Buyer’s and DIP Factor’s execution and delivery of the AIPA and Buyer’s, Debtors’, and DIP Factor’s execution, delivery, and performance of the conditions of the Factoring Assignment and Assumption Agreement.

ARTICLE X

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate at the Closing the purchase of the Subject Assets, the assumption of the Assigned Contracts, the assumption of the Assumed Liabilities, and the other transactions contemplated hereby are subject to Buyer’s approval of the Feasibility Matters pursuant to Section 6.2, the Bankruptcy Court’s entry of the Final Order, and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Buyer’s Conditions Precedent”), any or all of which may be waived by Buyer in writing only:

Section 10.1 Representations and Warranties. Each of the representations and warranties of Debtors set forth in Section 8.1 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 10.2 Covenants. Debtors shall have performed and complied in all material respects with all of the covenants and agreements on Debtors’ part to be performed and complied with as set forth in this Agreement. Without limiting the foregoing, all covenants, conditions, and contingencies set forth in Article V and in Article IX shall be fulfilled to Buyer’s sole and absolute satisfaction.

Section 10.3 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing, or regulatory authority by any Governmental Authority, agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Subject Assets, or (iii) embodied in a final, formal ruling, order, or decision of any judicial body having jurisdiction over the Business and Subject Assets.

Section 10.4 Required Consents. The Parties shall have received all of the consents, estoppels, and approvals necessary for Buyer’s operation of the Business (the “Required Consents”), and such Required Consents shall remain in effect on the Closing Date except as to those which would not have a material adverse effect on the Business.

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Section 10.5 Debtors’ Closing Deliverables. At the Closing, and concurrently with the delivery of the Buyer’s Closing Deliverables, Debtors shall have executed and delivered, or caused to have been delivered, to Buyer, Debtors’ Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Buyer.

Section 10.6 Transferred Employees. The Transferred Employees’ acceptance(s) of Buyer’s offers of employment in accordance with Section 9.3(a).

ARTICLE XI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF DEBTORS

The obligations of Debtors to consummate at Closing the sale of the Subject Assets, the assignment of the Assigned Contracts, the assignment of the Assumed Liabilities, and other transactions contemplated hereby are subject to entry of the Final Order and the fulfillment, prior to or at the Closing, of each of the following express conditions precedent (the “Debtors’ Conditions Precedent”), any or all of which may be waived by Debtors in writing only:

Section 11.1 Representations and Warranties. Each of the representations and warranties of Buyer set forth in Section 8.2 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date.

Section 11.2 Covenants. Buyer shall have performed and complied in all material respects with all of the covenants and agreements on Buyer’s part to be performed and complied with as set forth in this Agreement.

Section 11.3 No Change in Law. Since the date of this Agreement there shall have been no change in any applicable Law that makes it illegal for any Party hereto to perform its obligations hereunder (i) enacted (and not effectively vetoed), whenever effective, (ii) adopted as a final regulation pursuant to formal rule making, order-issuing, or regulatory authority by any Governmental Authority, agency, board, commission, or other administrative, executive, or other regulatory body having jurisdiction over the Subject Assets, or (iii) embodied in a final, formal ruling, order, or decision of any judicial body having jurisdiction over the Business and Subject Assets.

Section 11.4 Buyer’s Closing Deliverables. At the Closing, and concurrently with the delivery by the Debtors of the Debtors’ Closing Deliverables, Buyer shall have executed and delivered, or caused to have been executed and delivered, to Debtors, the Buyer’s Closing Deliverables, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to Debtors.

ARTICLE XII
TERMINATION

Section 12.1 Termination. This Agreement may be terminated prior to Closing by mutual agreement of Debtors and Buyer. Upon such termination, this Agreement shall terminate, and neither Buyer nor Debtors shall have any further obligation or liability to the other hereunder,except for those that expressly survive termination pursuant to express terms of this Agreement or the terms of the Interim Management Agreement.

Section 12.2 Termination by Debtors. Debtors may terminate this Agreement by giving written notice, in accord with Section 14.1, to Buyer, at any time prior to the Closing if:

(a)           Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Debtors have notified Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach was received by Buyer; or

(b)           all of Debtors’ Conditions Precedent have not been satisfied or waived by Debtors on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Debtors or any director, officer, employee, or agent of Debtors or by Debtors’ default under or breach of this Agreement.

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Section 12.3 Termination by Buyer. Buyer may terminate this Agreement by giving written notice, in accord with Section 14.1, to Debtors, at any time prior to the Closing if:

(a)           Debtors have breached any representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Debtors of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach was received by Debtors; or

(b)           if all of Buyer’s Conditions Precedent have not been satisfied or waived by Buyer on or before the Closing Date, unless the failure of any such condition(s) was caused by any act or failure to act of Buyer or any director, officer, employee, or agent of Buyer or by Buyer’s default under or breach of this Agreement; or

(c)           in the event there shall have occurred any casualty, damage, or other adverse change to the Subject Assets which could reasonably be expected to have an out-of-pocket replacement cost not covered by insurance in excess of $50,000.00.

Section 12.4 Termination Upon Default.

(a)           . If all of Debtors’ conditions to close the transaction contained in Section 7.2 hereof have been fulfilled or waived, and the Closing and consummation of the transaction fails to occur in a timely manner solely because of any of the Debtors’ default or breach, Buyer shall be entitled to terminate this Agreement. Buyer's sole and exclusive remedy shall be to receive a full refund of the Earnest Money Deposit from Debtors. Notwithstanding the foregoing, Buyer shall have available to it all other rights and remedies at law or in equity, including without limitation, the right of specific performance.

(b)           If all of Buyer’s conditions to close the transaction contained in Section 7.3 hereof have been fulfilled or waived, and the Closing and consummation of the transaction fails to occur in a timely manner solely because of any of the Buyer’s default or breach, Debtors and Buyer agree that it would be impractical and extremely difficult to estimate the damages that Debtors may suffer. Therefore, Buyer and Debtors agree that a reasonable estimate of the total net detriment that Debtors would suffer in the event of Buyer’s default and failure to complete the purchase of the Property is and shall be, as Debtors’ exclusive remedy (whether at law or in equity), an amount equal to the Earnest Money Deposit. Said amount shall be the full, agreed, and liquidated damages for the breach of this Agreement by Buyer. Upon default by Buyer, this Agreement shall be terminated, and neither Party shall have any further rights or obligations hereunder, except for the right of Debtors to retain the Earnest Money Deposit as such liquidated damages from Buyer; and in such event, Debtors expressly waive all other claims to damages or other remedies.

Section 12.5 Effect of Termination. If any Party terminates this Agreement pursuant to Article XII, this Agreement and all rights and obligations of the Parties under this Agreement automatically end without liability against the other Party, subject to Article XIII (Limitation of Liability) Article XIV (Miscellaneous Provisions), the Interim Management Agreement, and this Section 12.5, which shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XIII

LIMITATION OF LIABILITY

Section 13.1 Limitation of Liability. IN NO EVENT WILL EITHER PARTY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS, CONTRACTORS, SUBCONTRACTORS, VENDORS, OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF ANY TAX BENEFITS OBTAINED BY OR INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.

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ARTICLE XIV

MISCELLANEOUS PROVISIONS

Section 14.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) Business Day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by email, provided the email was sent prior to 5:00 p.m. prevailing Pacific Time (and otherwise shall be deemed to have been delivered on the next Business Day), and to the following street or email addresses (or such other address as either Party may from time to time specify in writing to the other).

(a)       Any notice or demand to Debtors shall be addressed to Debtors at:

Petersen-Dean Inc., et. al.
4309 Hacienda Drive, Suite 350
Pleasanton, CA 94588
Attn: George Milionis, Esq.
E-mail: gmilionis@petersendean.com
With a copy to:	Fox Rothschild LLP
1980 Festival Plaza Drive, Suite 700
Las Vegas, NV 89135
Attn: Brett Axelrod, Esq.
E-mail: BAxelrod@foxrothschild.com
With a further copy
to Committee counsel:	Brown Rudnick LLP
2211 Michelson Drive
Seventh Floor
Irvine, CA 92612
Attn: Cathrine M. Castaldi, Esq.
E-mail: ccastaldi@brownrudnick.com

(b)       Any notice or demand to Buyer shall be addressed to Buyer at:

SolarJuice American, Inc. 4677 Old Ironside Drive, Suite 190 Santa Clara, CA 95054 Attn: Denton Pengelephone: 916-622-5531 Email: denton.peng@spigroups.com

With Copy to:	Holley Driggs
400 South Fourth Street, Third Floor

Las Vegas, Nevada 89101
Attn: Richard F. Holley
Marilyn Fine
Telephone: (702) 791-0308
Facsimile: (702) 791-1912

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With a further copy
to Committee counsel:	Brown Rudnick LLP
2211 Michelson Drive
Seventh Floor
Irvine, CA 92612
Attn: Cathrine M. Castaldi, Esq.
E-mail: ccastaldi@brownrudnick.com

Section 14.2 Governing Law; Jurisdiction. The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction,performance, and effect of this Agreement without reference to conflict of law principles. Each of the Parties hereby irrevocably and unconditionally agrees that any legal action, suit, dispute, or proceeding arising under, out of, or in connection with this Agreement shall be brought in the Bankruptcy Court (for so long as the Bankruptcy Court has jurisdiction) and otherwise in the Federal or State courts of competent jurisdiction located in the County of Clark in the State of Nevada, and each of the Parties hereto irrevocably accepts and submits itself to the exclusive jurisdiction of such courts, generally and unconditionally, and waives any objections as to venue or inconvenient forum. Notwithstanding the foregoing consent to jurisdiction, following the commencement of the Bankruptcy Case and so long as the Bankruptcy Court has jurisdiction, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction with respect to any matter hereunder or arising under or arising out of or in connection with this Agreement, and hereby submits to the jurisdiction of the Bankruptcy Court.

Section 14.3 Counterparts. This Agreement may be executed via hand-signatures or electronic signatures in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement may be delivered via hand-delivery, facsimile, or electronic mail.

Section 14.4 Integrated Agreement. This Agreement and the other agreements described herein supersede all prior and contemporaneous agreements, oral and written, between the Parties hereto with respect to the subject matter hereof.

Section 14.5 No Oral Modification. Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing and signed by the Party against which the enforcement of such change, waiver, discharge, or termination is sought.

Section 14.6 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Except as specifically provided in this Section 14.6, this Agreement is not intended to, and shall not, create any rights in any Person whomsoever except Buyer, Debtors and the DIP Factor, which is a third-party beneficiary of this Agreement.

Section 14.7 Assignment. Neither Party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party hereto, except that Buyer may assign its rights and obligations under this Agreement to an affiliate of Buyer, without Debtors consent and without further approval of the Bankruptcy Court.

Section 14.8 Partial Invalidity. If any provision of this Agreement, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void, or unenforceable, all other provisions of this Agreement, and all applications thereof, not held invalid, void, or unenforceable shall continue in full force and effect and shall in no way be affected, impaired, or invalidated thereby, provided that the severance from this Agreement of such provision does not materially impair the ability of the Parties to consummate the transactions contemplated hereby. In lieu of such invalid, void, or unenforceable provision, there shall be added to this Agreement a term, provision, covenant, or condition that is valid, not void, and enforceable and is as similar to such invalid, void, or unenforceable provision as may be possible.

Section 14.9 No Presumption Against the Draftsman. Each Party having been represented in the negotiation of this Agreement, and having had ample opportunity to review the language hereof, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement.

Section 14.10 Expenses. All expenses incurred by the Parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transactions contemplated hereby, including fees and expenses of agents, representatives, counsel, and accountants employed by any such Party, shall be borne solely and entirely by the Party which has incurred the same.

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Section 14.11 Jury Trial Waiver. DEBTORS AND BUYER HEREBY WAIVE THEIR RIGHTS TO TRIAL BY JURY OF ANY DISPUTE ARISING UNDER, ARISING OUT OF, OR RELATING TO THIS AGREEMENT ALLEGED AGAINST EACH OTHER; AND DEBTORS AND BUYER HEREBY WAIVE ANY RIGHTS TO PROCEED BY WAY OF A CLASS ACTION, TO SERVE IN ANY REPRESENTATIVE CAPACITY FOR OTHERS, AND TO ACT AS A PRIVATE ATTORNEY GENERAL IN ANY CLAIM OR CONTROVERSY ARISING UNDER, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION, OR VALIDITY THEREOF.

Section 14.12 Attorney’s Fees & Cost. In the event of litigation (including any appeal), the non-prevailing Party shall pay the prevailing Party’s attorney’s fees and cost.

[THIS SPACE LEFT BLANK INTENTIONALLY.
SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below their respective signatures below.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth below their respective signatures below.

DEBTORS:

PETERSEN-DEAN, INC.
BEACHHEAD ROOFING & SUPPLY, INC.
CALIFORNIA EQUIPMENT LEASING
ASSOCIATION, INC.
SOLAR 4 AMERICA, INC.
FENCES 4 AMERICA, INC.
JAMES PETERSEN INDUSTRIES, INC.
PD SOLAR, INC.
SONOMA ROOFING SERVICES, INC.
PETERSEN ROOFING AND SOLAR, LLC
PETERSENDEAN TEXAS, INC.
RED ROSE, INC.
ROOFS 4 AMERICA, INC.
TRI-VALLEY SUPPLY, INC.
PETERSENDEAN ROOFING AN OLAR SYSTEMS, INC.
TD VEN VENTURE FUND,LLC

By: /s/ Mark Vogel
Name: COO
Printed Name: Mark Vogel

Date:

BUYER:

SOLARJUICE AMERICAN, INC.

By: XIAOFENG PENG
Its: COO
Print Name: XIAOFENG PENG

Date: 02/24/2021

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APPENDIX A

TO

ASSET PURCHASE AND SALE AGREEMENT

GLOSSARY OF DEFINED TERMS

“363 Motion” has the meaning ascribed to such term in Section 5.1(b).

“ACF” means ACF Finco I, LP.

“Actions” has the meaning ascribed to such term in Section 8.1(j).

“Adjusted Cash Bid” means $6,850,000.00.

“Agreement” means this Asset Purchase and Sale Agreement, together with all Schedules, Exhibits, Appendices, and other attachments hereto, and all amendments and supplements hereto and thereto.

“Approved Critical Vendor Claims” refers to the term as defined in the Final Order Authorizing Payment of Critical Vendor Claims [ECF No. 917] in the Bankruptcy Case.

“AIPA” has the meaning ascribed to such term in Section 3.1(a), the form of which is attached hereto as Exhibit “A” to be executed by DIP Factor and Buyer and delivered at the Closing on the Closing Date.

“Assigned Contract(s)” has the meaning ascribed to such term in Section 2.1(c).

“Assignment and Assumption Agreement(s)” means that certain Assignment and Assumption Agreement(s), the form of which is attached hereto as Exhibit “D” to be executed by Debtors and Buyer and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Debtors, and the assumption by Buyer, of the Assigned Contracts.

“Assumed Liabilities” has the meaning ascribed to such term in Section 3.1. “Assumption Effective Date” has the meaning ascribed to such term in Section 5.2.

“Assumed Secured Obligations” ” means the Secured Obligations, excluding the Non-Assumed Secured Obligations.

“Auction Date” has the meaning ascribed to said term in the Recitals.

“Bankruptcy Case,” “Bankruptcy Code,” and “Bankruptcy Court” have the meanings ascribed to said terms in the Recitals.

“Bill(s) of Sale” means those certain Bill(s) of Sale, the form of which is attached hereto as Exhibit “E”, to be executed by Debtors and delivered at the Closing providing for the sale, assignment, transfer and conveyance of the Subject Assets from Debtors to Buyer.

“Books and Records” has the meaning ascribed to such term in Section 2.1(f).

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“Business” has the meaning ascribed to such term in the Recitals hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day upon which banks in the State of Nevada are authorized or required to be closed.

“Buyer” means SOLARJUICE AMERICAN, INC., a wholly-owned subsidiary of SPI ENERGY CO., LTD. or its assignee.

“Buyer’s Closing Deliverables” has the meaning ascribed to such term in Section 7.3. “Buyer’s Conditions Precedent” has the meaning ascribed to such term in Article X. “Cash Bid” means $7,850,000.00.

“Chapter 5 Actions and Claims” means all avoidance actions and claims, preference actions and claims, fraudulent conveyance actions and claims, and all others claims and causes of action that constitute property of Debtors’ bankruptcy estates under Section 541 of the Bankruptcy Code, including claims and causes of action under Chapter 5 of the Bankruptcy Code and/or any other applicable federal or state law, and all proceeds and rights to proceeds therefrom.

“Closing” means the proceedings pursuant to which the sale of the Subject Assets is consummated as described in Article VII.

“Closing Date” has the meaning ascribed to such term in Section 7.1.

“Commercial Business” has the meaning ascribed to such term in the Recitals hereto.

“Computer Software” has the meaning ascribed to such term in Section 2.1(h).

“Construction Contract(s)” means commercial solar roofing and battery Assigned Contracts described on Schedule 5.2(a).

“Consumer Business” has the meaning ascribed to such term in the Recitals hereto.

“Consumer Business Sale Order” has the meaning ascribed to such term in the Recitals hereto.

“Contract(s)” means any binding contract, agreement, arrangement, guaranty, letter of credit, bond, indemnity obligations, commitment, franchise, indenture, instrument, lease, or license.

“Contract & Cure Schedule” has the meaning ascribed to such term in Section 5.2, which shall be formatted, organized and completed in accordance with Section 6.3.

“Contract Spreadsheets” has the meaning ascribed to such term in Section 6.3.

“Cure Amount” means, for any Executory Contract, the amount required to be paid by Buyer to effectuate the assumption and assignment of such Executory Contract by Debtors to

Buyer under Section 365 of the Bankruptcy Code, or as otherwise determined (i) between Buyer and non-debtor counterparty to such Executory Contract or (ii) by order of the Bankruptcy Court.

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“Debtors” mean, collectively, Petersen-Dean, Inc., Beachhead Roofing & Supply, Inc., California Equipment Leasing Association, Inc., Solar 4 America, Inc., Fences 4 America, Inc., James Petersen Industries, Inc., PD Solar, Inc., Sonoma Roofing Services, Inc., Petersen Roofing and Solar, LLC, Petersen Dean Texas, Inc., Red Rose, Inc., Roofs 4 America, Inc., Tri-Valley Supply, Inc., PetersenDean Roofing and Solar Systems, Inc., TD Venture Fund, LLC.

“Debtors’ Closing Deliverables” has the meaning ascribed to such term in Section 7.2. “Debtors’ Conditions Precedent” has the meaning ascribed to such term in Article XI. “Deposit Accounts” has the meaning ascribed to such term in Section 2.1(j).

“DIP Factor” has the meaning ascribed to such term in the Recitals.

“DIP Factoring Agreement” means that certain Invoice Purchase Agreement dated July 27, 2020, entered by and between Debtors and DIP Factor as supplemented and modified by the DIP Addendum to Invoice Purchase Agreement dated as of July 27, 2020 and Construction Addendum to Invoice Purchase Agreement dated as of July 27, 2020.

“DIP Factoring Order” refers to that certain Final Order (I) Authorizing Certain Debtors to (A) Obtain Post-Petition DIP Factoring Pursuant to 11 U.S.C. § 363 and 364; (2) Grant Priming Liens and Superpriority Claims Pursuant to 11 U.S.C. § 364, and (C) Sell Accounts Free and Clear; (II)) Modifying the Automatic Stay; (III) Approving Notice; and (V) Granting Related Relief [ECF No. 914] in the Bankruptcy Case.

“DIP Liens” means the first priority security interests granted by Debtors to DIP Factor under the Factoring Agreement and DIP Factoring Order against all of Debtors’ assets, including the Subject Assets.

“DIP Cap” means $11,000,000.00.

“Due Diligence Documents” has the meaning ascribed to such term in Section 6.1.

“Due Diligence Period” means the period commencing upon execution and delivery of this Agreement by all the Parties hereto and expiring at 5:00 p.m. prevailing Pacific Time three (3) days prior to the Bankruptcy Court hearing on the 363 Motion.

“Earnest Money Deposit” means Buyer’s good faith deposit of $785,000.00 paid to Debtors on December 23, 2020.

“Equipment” has the meaning ascribed to such term in Section 2.1(a). “Excluded Assets” has the meaning ascribed to such term in Section 2.2.

“Executory Contract” means a Contract that is an “executory contract” or “unexpired lease,” as such terms are used in Section 365 of the Bankruptcy Code.

“Factoring Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, the form of which is attached hereto as Exhibit “C” to be executed by DIP Factor and Buyer and delivered at the Closing on the Closing Date providing for, among other matters, the assignment by Debtors, and the assumption by Buyer, of the Secured Obligations subject to the AIPA.

“Feasibility Matters” has the meaning ascribed to such term in Section 6.2. “Final Order” has the meaning ascribed to such term in Section 5.1(c).

“GAAP” means generally accepted accounting principles in the United States of America, which shall include official interpretations thereof by the Financial Accounting Standards Board and its successors, consistently applied.

“Governmental Authority” means the federal government of the United States, the government of any state of the United States or any political subdivision thereof, and any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority, or commission.

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“Intellectual Property Rights” has the meaning ascribed to such term in Section 2.1(e).

“Intellectual Property Assignment Agreement” means that certain Intellectual Property Assignment Agreement, the form of which is attached hereto as Exhibit “F”, to be executed by Debtors in favor of Buyer and delivered at the Closing on the Closing Date.

“Interim Management Agreement” means the Interim Management Agreement dated January 20, 2021, entered into by the Debtors and Buyer (as Manager).

“Law(s)” means any law, statute, act, decree, ordinance, rule, writ, injunction, directive (to the extent having the force of law), order (unilateral or consensual), final non-appealable judgment directly applicable to the relevant Party, treaty, code, or regulation (including any of the foregoing relating to health or safety matters), or any interpretation of any of the foregoing, as enacted, issued, or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements, or reenactments thereof or thereto.

“LEAF Collateral” means Licenses for enterprise software from Microsoft described by Microsoft Part Numbers (a) 7R7-00002, Quantity of 60, (b) AAA-10758, Quantity of 454, (c) T6A-00024, Quantity of 90 and (d) AAA-10842, Quantity of 360, including all parts, accessories, accessions, and attachments thereto, and all replacements, substitutions and exchanges (including trade-ins) (collectively the “LEAF Collateral”) that are subject to the liens of LEAF Capital Funding, LLC.

“Loss(es)” means any and all assessments, judgments, damages (including natural resource damage), penalties, interest, fines, investigations, liabilities (including strict liability), reasonable costs and expenses of investigation and of defense of any claim.

“Non-Assumed Secured Obligations” means: (1) the Roll-Up Amount; and (2) those advances, fees, and other charges under the Factoring Agreement and DIP Factoring Order outstanding as of the Closing in excess of the DIP Cap.

“Notice of Approval” has the meaning ascribed to such term in Section 6.2. “Notice of Termination” has the meaning ascribed to such term in Section 6.2.

“Pahrump Property” means the real property located at 1061 Indio Ct, Pahrump, Nevada 89048, which is identified by the Nye County Assessor as APN 39-491-03.

“Party(ies)” has the meaning ascribed to such term in the preamble hereto.

“Permits and Licenses” has the meaning ascribed to such term in Section 2.1(g).

“Person” means any individual natural person or any artificial person including any corporation, general or limited partnership, joint venture, association, unincorporated organization, trust, limited liability company or partnership, Governmental Authority, or other entity.

“Personal Property” has the meaning ascribed to such term in Section 2.1(b). “Petition Date” has the meaning ascribed to such term in the Recitals hereto. “Purchase Price” has the meaning ascribed to such term in Section 4.1. “Required Consents” has the meaning ascribed to such term in Section 10.4. “Retained Liabilities” has the meaning ascribed to such term in Section 3.2.

“Roll-Up Amount” means a portion of the pre-petition factoring obligations due to DIP Factor in the amount of $2,000,000.00 as of July 27, 2020.

“Sale Order” has the meaning ascribed to such term in Section 5.1(b).

“Secured Obligations” means obligations of the Debtors owed to DIP Factor under the Factoring Agreement and DIP Factoring Order, consisting of the Roll-Up Amount together with post-petition factoring obligations due to DIP Factor under the DIP Factoring Agreement, all of which are secured by the DIP Liens. .

A-4

“Subject Assets” has the meaning ascribed to such term in the Recitals hereto as more particularly described in Article II.

“Supplies” has the meaning ascribed to such term in Section 2.1(b).

“Tax(es)” means any tax, charge, impost, tariff, duty, or fee of any kind charged, imposed, or levied, directly or indirectly, by any Governmental Authority including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals, or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, franchise tax, transfer tax, property tax, unemployment tax, or social security tax including any interest, penalties, or other additions thereon.

“Transferred Employees” has the meaning ascribed to such term in Section 9.3(a). “Transferred Employee Notice” has the meaning ascribed to such term in Section 9.3(a).

“Transition Period” means 120-days following the Closing Date or when Buyer obtains valid contractor’s licenses for the Construction Contracts, whichever occurs first.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et. seq. and as the same may be amended from time to time, or any successor law, and the rules and regulations promulgated thereunder.

“Warranties” has the meaning ascribed to such term in Section 2.1(g).

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APPENDIX B

TO

ASSET PURCHASE AND SALE AGREEMENT

EXHIBIT LIST

Exhibit	Description
A	Form Amended and Restated Invoice Purchase Agreement
B	Form Sale Order
C	Form Factoring Assignment and Assumption Agreement
D	Form Assignment and Assumption Agreement
E	Form Bill of Sale
F	Intellectual Property Assignment Agreement

SCHEDULE LIST

Schedule		Description
2.1 (a)		Equipment
	2.1(a)(i)	Vehicles
	2.1(a)(ii)	Construction Equipment
	2.1(a)(iii)	Office Equipment
2.1(b)		Supplies
2.1(d)		Accounts Receivable
2.1(e)		Intellectual Property Rights
2.1(i)		Insurance Policies (Excluding Workers Comp and D&O)
2.1(j)		Letters of Credit, to be expressly assumed by Debtors and assigned to Buyer
3.1(a)		Assumed Secured Obligations- statement of unpaid balance with detailed break-down of principal, accrued unpaid interest, and fees and cost
5.2		Contract & Cure Schedule
	5.2(a)	Commercial Solar Roofing & Battery Contracts
	5.2(b)	Unexpired Real Property Leases
	5.2(c)	Unexpired Personal Property Leases
	5.2(d)	Other Executory Contracts
8.1(j)		Litigation
8.1(k)		Assigned Contract Defaults
8.1(r)		Suppliers & Vendors

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